Exhibit 5.01





                         [LETTERHEAD OF ROBERT S. FEIT]

                                November 9, 2001




AT&T Corp.
32 Avenue of the Americas
New York, New York 10013

Dear Sirs:

     With reference to the registration statement on Form S-3 (the "Registration Statement") that is being filed by AT&T Corp. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 52,347,844 shares of the Company's common stock, par value $1.00 per share, ("AT&T Common Stock") to be issued in connection with the redemption or exchange of shares of Class A Senior Cumulative Exchangeable Preferred Stock of TCI Pacific Communications, Inc., I am of the opinion that:

     1. the Company is a duly organized and validly existing corporation under the laws of the State of New York;

     2. the issuance of the AT&T Common Stock has been duly authorized by appropriate corporate action of the Company; and

     3. when the AT&T Common Stock has been issued and delivered in the manner described in the Registration Statement, such Common Stock will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement. I also consent to the making of the statement with respect to me in the Registration Statement under the heading "Legal Matters."

                                        Very truly yours,



                                        /s/  Robert S. Feit
                                        ----------------------------------------
                                        Robert S. Feit
                                        General Attorney and Assistant Secretary